SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                            FORM 8-K



                         CURRENT REPORT
             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported):
                          July 22, 1996



                   CONTINENTAL AIRLINES, INC.
     (Exact name of registrant as specified in its charter)



   Delaware                0-09781                 74-2099724
(State or other          (Commission             (IRS Employer
jurisdiction of          File Number)          Identification No.)
incorporation)



2929 Allen Parkway, Suite 2010, Houston, Texas            77019
  (Address of principal executive offices)             (Zip Code)


                         (713) 834-2950
      (Registrant's telephone number, including area code)


Item 5.  Other Events.

On July 22, 1996, Continental Airlines, Inc. issued a press release announcing that it has prepaid approximately $324 million in principal amount of indebtedness to affiliates of General Electric Company. The Company prepaid the debt using the proceeds of a $320 million secured term loan extended to its Continental Micronesia subsidiary by a group of banks and other financial institutions.

Attached hereto as Exhibit 99.1, and incorporated herein by reference, is the Company's July 22, 1996 press release.

Item 7.  Financial Statements and Exhibits.

         (c)  Exhibits

              99.1  Press Release, dated July 22, 1996.
                            SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   CONTINENTAL AIRLINES, INC.



                                   By /s/ Jeffery A. Smisek

                                      Jeffery A. Smisek
                                      Senior Vice President and
                                        General Counsel

July 22, 1996


                          EXHIBIT INDEX


99.1   Press release, dated July 22, 1996.


CONTINENTAL PREPAYS $324 MILLION
USING BANK GROUP PROCEEDS

     HOUSTON, July 22, 1996 -- Continental Airlines, Inc. (NYSE:
CAI.B and CAI.A) announced today that it has prepaid approximately $324 million in principal amount of indebtedness to affiliates of General Electric Company. The carrier prepaid the debt using the proceeds of a $320 million secured term loan extended to its Continental Micronesia subsidiary by a group of banks and other financial institutions. In connection with the prepayment, Continental will take a $5.9 million after tax extraordinary charge to consolidated earnings ($0.07 per share) in the third quarter relating to early extinguishment of debt.

     This bank financing saves us approximately $6 million in interest in the first year based on current rates, and frees up over $1 billion of collateral at Continental Airlines which was previously pledged. We believe this financing will reduce our future financing costs and broaden our access to the capital markets, said Larry Kellner, Chief Financial Officer of Continental Airlines.

     The $320 million term loan was made to the carrier's 91% indirect owned subsidiary, Continental Micronesia, Inc., is secured by substantially all the assets of Continental Micronesia, and is guaranteed by Continental Airlines and its Air Micronesia subsidiary. The loan was made in two tranches: a $180 million five year amortizing term loan and a $140 million seven year amortization extended loan. Each tranche bears interest at a floating rate.

     Continental Micronesia used the net proceeds of the financing to prepay $160 million in principal amount of indebtedness and to pay transaction costs, and Continental used the $136 million in proceeds received by it as an indirect dividend from Continental Micronesia, together with approximately $28 million in cash on hand, to prepay approximately $164 million in principal amount of indebtedness. The new financing does not contain any restrictive covenants at the Continental Airlines level, and none of the assets of Continental Airlines (other than its stock in Air Micronesia) is pledged in connection with the new financing.

     Continental is the fifth largest airline in the U.S., offering more than 2,000 jet and Express departures daily to 136 U.S. and 56 international destinations. Operating major hubs in Cleveland, Guam, Houston and Newark, Continental is strategically positioned for transcontinental travel, and offers extensive service to Latin America and Europe vis its Houston and Newark gateways.
Continental was recently ranked the top airline in customer satisfaction among the nine major U.S. carriers on long-distance (500+ miles) flights, based on an independent survey of more than 2,600 frequent flyers conducted by J.D. Power and Associates in conjunction with Frequent Flyer magazine.